Exhibit 10.3

STOCK TRADING AGREEMENT

This Stock Trading Agreement (this “Agreement”) is made as of the 31st day of May, 2003 between Dale Hoppensteadt (the “Stockholder”) and Electric City Corp., a Delaware corporation (the “Corporation”) (collectively, the “Parties”).

WHEREAS, the Parties desire to set forth certain understandings between them;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties do hereby agree as follows:

Section 1.               Trading Restrictions.

1.1           Arranged Sales.  With respect to any sales by the Stockholder of Common Stock (or securities convertible or exercisable for shares of Common Stock) into the public market, the Stockholder agrees to use reasonable efforts to try to effect such sales in block trades of not less than 5,000 shares through arranged sales, rather than using open market sales.  Anytime the Stockholder wishes to sell 5,000 or more shares of Common Stock into the public market he will contact a stock broker or agent designated by the Corporation and inform such broker or agent of his desire to sell and the number of shares of Common Stock which he desires to sell.  If the Stockholder desires to sell not more than 50,000 shares, the broker or agent shall have thirty (30) business days after such notice to sell the shares of Common Stock which the Stockholder desires to sell.  If the Stockholder desires to sell a more than 50,000 shares of Common Stock, or more, the broker or agent shall have sixty (60) business days after such notice to sell the shares of Common Stock which the Stockholder desires to sell.  The applicable period of time in which the broker or agent shall attempt to sell the block of shares under the preceding two sentences is referred to herein as the “Solicitation Period”.  If the broker or agent is unable to sell the shares in one or more block sales of at least 5,000 shares each at a price or prices acceptable to the Stockholder prior to the expiration of the Solicitation Period, then the Stockholder shall thereafter be free to attempt to sell the shares in a publicly traded transaction through a broker-dealer or with a market maker of his choice, subject to the restrictions of section 1.2 and to compliance with all applicable laws and regulations.

1.2           Restricted Trading.  Subject to the first sentence of section 1.1, shares owned by Stockholder sold in a publicly traded transaction through a broker-dealer or with a market maker may only be sold in amounts not to exceed on any trading day five percent (5%) of the average daily trading volume of the Common Stock over the prior ten (10) trading days; provided that if the Common Stock is trading below $1.00 per share, the maximum amount of shares which the Stockholder may sell on any trading day shall not exceed three percent (3%) of the average daily volume during the prior ten (10) trading days.  Shares sold in trades subject to this Section 1.2 must be executed during regular trading hours and cannot be sold as an opening transaction on, or sold in the first hour or the last hour of regular trading hours of, any trading day.

1.3                                 Trading Blackouts.  Notwithstanding the provisions of Section 1.2, the Corporation, at its sole option, may direct the Stockholder to not engage in any sales of shares of Common Stock on any trading day, provided that the Corporation’s right to take such action shall be limited to not more than ten (10) trading days in each period of year (with the first period of one year commencing on the date of this Agreement).

1.4                                 Corporate Action.  Stockholder agrees that the Corporation may withhold its cooperation and any requested or required legal opinion for any transaction which violates the terms of this Agreement.

Section 2.                                            Private Sales; Transfers to Affiliates.

2.1                                 Right of First Offer Re Private Sales.  Notwithstanding Sections 1.1, 1.2, 1.3 and 1.4 hereof, subject to compliance with this Section 2.1 Stockholder may sell shares of Common Stock (or securities convertible or exercisable for shares of Common Stock).  If the Stockholder desires to sell any of his shares of Common Stock (or securities exercisable or exchangeable for or convertible into shares of Common Stock) in a private transaction, the Stockholder shall send written notice (the “Sale Notice”) of such intent to the Corporation containing the following information:

(a)                                  the number of shares of Common Stock or other securities the Stockholder desires to sell;

(b)                                 the proposed sale price per share or per security, as applicable; and

(c)                                  any other material terms of the offer.

The Corporation shall have five (5) business days after receipt of the Sale Notice (the “Election Period”) to elect to purchase the Common Stock or other securities that are the subject of the Sale Notice by giving the Stockholder written notice thereof within the Election Period, in which case the Stockholder and the Corporation shall complete such sale within five (5) business days after the Corporation gives such election notice on the terms set forth in the Sale Notice.  If the Corporation does not elect to purchase within the Election Period, then the Stockholder may sell the Common Stock or other securities that are the subject of the Sale Notice on terms no less favorable to the Stockholder than those set forth in the Sale Notice in a private sale to any third party within ten (10) business days after the date of the Sale Notice.

2.2           Transfer to Affiliates.  Notwithstanding anything in this Agreement to the contrary, Stockholder may transfer any Common Stock (or securities exercisable or exchangeable for or convertible into shares of Common Stock) he owns to any member of his immediate family, any trust for the benefit of himself or members of his immediate family, or any other entity which is wholly-owned by Stockholder and members of his immediate family without complying with the foregoing provisions of this Agreement; provided that any such transferee shall become a separate Party to this Agreement on terms similar to those applicable to Stockholder and his, her or its ownership and sales of shares of Common Stock or other securities shall thereafter be subject to the terms hereof on the same basis as is applicable to

Stockholder (provided further that for purposes of complying with the obligation to use reasonable efforts to effect block sales of 5,000 shares or more, Stockholder and any such transferee(s) may aggregate shares which they sell at the same time).

Section 3.               Term and Termination.

3.1           Term. This Agreement shall become effective as of the date first written above and shall terminate upon the third anniversary thereof, or, if earlier, on the date (a) when Stockholder ceases to own any shares of Common Stock or options or other rights to acquire shares of Common Stock from the Corporation, or (b) of consummation of a sale of substantially all of the assets or stock of ECC or a merger or consolidation involving ECC in which ECC is not the surviving corporation.  Within thirty (30) days prior to the fifth anniversary of this Agreement (or any subsequently scheduled termination date), the Corporation and the Stockholder shall meet to determine, in good faith, if this Agreement should be extended in the best interests of the Corporation and its shareholders.  The Corporation and the Stockholder agree in good faith to extend this Agreement for additional periods of time to be agreed upon, and to make any reasonable revisions hereto in connection therewith, if the purposes for which this Agreement has been entered into continue to be reasonable.

Section 4.               General Provisions.

4.1           Notices.  All notices required or permitted by this Agreement shall be in writing and either delivered personally or by express courier service (such as Federal Express) or by registered or certified mail, return receipt requested, postage and registration fees prepaid, addressed as follows:

If to the Stockholder, to his address as appears on the stock transfer books and records of the Corporation.

If to the Corporation, to 1280 Landmeier Road, Elk Grove Village, Illinois  60007, Attention: Chief Executive Officer

Or to such address as either Party hereto may specify by a writing given to the other Party in accordance with the requirements of this section.  Notices shall be deemed given on the date of personal delivery (if delivered personally) or the date of delivery by express courier service (if delivered by such means) and notices sent by registered or certified mail shall be deemed delivered on the third business day following deposit of the notice in the United States mail.

4.2           Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto, their respective executors, administrators, other personal representatives, successors and assigns.

4.3           Counterparts.  This Agreement may be signed in any number of counterparts each of which shall be deemed an original but all of which, taken together, shall be and constitute one document.

4.4           Descriptive Headings.  Headings of paragraphs and sections herein are for convenience only and do not define, limit or construe the contents of the sections to which they refer or pertain or otherwise constitute a part of the meaning of this Agreement.

4.5           Amendments.  This Agreement may not be amended, or any provisions hereof waived, without the written approval of both Parties.

4.6           Governing Law; Severability.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflicts of laws provisions.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall (a) be reformed by the Parties to reflect the intent of the Parties, or (b) if reformation is not possible, be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4.7           Arbitration.  The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement, the breach, termination or validity hereof or the dealings between the Parties relating hereto, such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, with such arbitration to be conducted in Chicago, Illinois before one neutral arbitrator.  Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).  In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration.  The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator.  This Section 4.7 shall survive the termination of this Agreement.

4.8           Entire Agreement.  This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter and supersedes any and all prior negotiations, correspondence and understandings.  This Agreement is the result of negotiation and accordingly, the normal rules of construction to the effect that any ambiguity shall be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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IN WITNESS WHEREOF, Stockholder and the Corporation have executed this Stock Trading Agreement as of the day and year first written above.

STOCKHOLDER:

/s/ Dale Hoppensteadt
Dale Hoppensteadt

ELECTRIC CITY CORP.

By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	CFO & Treasurer